Exhibit I

[Merrill Lynch Logo]	Merrill Lynch, Pierce, Fenner & Smith Incororated
4 World Financial Center, 17th Floor
New York, NY 10080

Confirmation of Prepaid Variable Share Forward

Dated: June 29, 2005		MLPFS Ref.: 0582425
To:	KENNETH L & CINDY A. AGEE (“Counterparty”)
13137 YORKTOWN AVE
BIXBY, OKLAHOMA 74008

cc:	MARK JOSLIN
E-mail: Mark Joslin@ml.com

From:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”)
	Tel:	(212) 449-8675
	Fax:	(917) 778-0835

Dear Counterparty:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLPFS, on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of June 23, 2005, as amended and supplemented from time to time (the “Agreement”), between you and us, with the obligations of MLPFS under the Agreement guaranteed by Merrill Lynch & Co. Inc. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 29, 2005
Seller:	Counterparty
Buyer:	MLPFS
Shares:	The common stock of Syntroleum Corporation (security symbol: SYNM)
Number of Shares:	200,000
Forward Price:	The Settlement Price, subject to the Forward Floor Price and the Forward Cap Price.
Prepayment Amount:	USD 1,806,000.00
Prepayment Date:	July 05, 2005
Forward Floor Price:	USD 10.50

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Forward Cap Price:	USD 13.65
Exchange:	NASDAQ
Related Exchange:	All Exchanges
Valuation:
Valuation Time:	The Scheduled Closing Time of the Exchange.
Valuation Date:	June 29, 2007
Settlement Terms:
Settlement Method Election:	Applicable
Electing Party:	Seller
Settlement Method Election Date:	On or before the date that is ten (10) Scheduled Trading Days prior to the Valuation Date.
Default Settlement Method:	Physical Settlement, if Conditions to Physical Settlement are satisfied.
Cash Settlement Provisions:
Settlement Price:	The price per Share as of the Valuation Time on the Valuation Date in accordance with Section 7.3 of the Equity Definitions.
Forward Cash Settlement Amount:	An amount determined by the Calculation Agent equal to the product of the Number of Shares multiplied by one of the following, as the case may be:
(i) if the Settlement Price is less than or equal to the Forward Floor Price: the Settlement Price;
(ii) if the Settlement Price is greater than the Forward Cap Price: the Forward Floor Price; or
(iii) if the Settlement Price is greater than the Forward Cap Price: [Forward Floor Price + (Settlement Price – Forward Cap Price)]
Cash Settlement Payment Date:	Three (3) Exchange Business Days following the Valuation Date.
Settlement Currency:	USD
Physical Settlement Provisions:
Settlement Date	Three (3) Exchange Business Days following the Valuation Date.

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Number of Shares to be Delivered:	An amount determined by the Calculation Agent equal to the following, as the case may be:
(i) if the Settlement Price is less than or equal to the Forward Floor Price: the Number of Shares;

(ii)    if the Settlement Price is greater than the Forward Floor Price but less than or equal to the Forward Cap Price, the product of (a) the Number of Shares multiplied by (b) the following fraction:

Forward Floor Price ;or

Settlement Price

(iii) if the Settlement Price is greater than the Forward Cap Price the product of (a) the Number of Shares multiplied by (b) the following fraction:
Forward Floor Price + (Settlement Price – Forward Cap Price) Settlement Price
Conditions to Physical Settlement:

Notwithstanding anything contained herein to the contrary, unless all of the provisions in Section 9.11 of the Equity Definitions are satisfied, as determined by the Calculation Agent Cash Settlement shall apply to this Transaction.

Physical Settlement Fees and Expenses:

Counterparty will pay to MLPFS a Physical Settlement Fee on the Settlement Date equal to any fees, commissions or markdowns that MLPFS would receive or charge if Counterparty were selling the Shares for cash to or through MLPFS, as determined by MLPFS.

Dividends:

Notwithstanding anything to the contrary in Article 10 of the Equity Definitions, Seller shall pay to the Buyer the Dividend Amount on the Dividend Payment Date.

Dividend Amount:

An amount equal to the product of (i) 100% of the gross cash dividend per Share relating to each date the Shares trade ex-dividend on the Exchange during the Dividend Period; multiplied by (ii) the Number of Shares.

Dividend Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Dividend Payment Date:	Paid when received by a U.S. shareholder of record.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

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Consequences of Merger Events:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment
Share-for-Combined:	Component Adjustment
Determining Party:	The Calculation Agent

Tender Offer:

Consequences of Tender Offers:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment
Share-for-Combined:	Component Adjustment
Determining Party:	The Calculation Agent
Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United Sates and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or NASDAQ (or their respective successors).

Determining Party:	The Calculation Agent
Additional Disruption Events:
Change in Law:

Applicable; provided that the following shall be added to the definition of Change in Law in Section 12.9(a)(ii) of the Equity Definitions after “under” and before “such” in the eighth line thereof:

“or in initially hedging, maintaining a hedge on, or unwinding a hedge in respect of”

Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	3.00%
Increased Cost of Stock Borrow:	Applicable

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Initial Stock Loan Rate:

1.00%; provided that (i) any Price Adjustment will be made to reflect the change in the stock loan rate from the Trade Date Stock Loan Rate, not the Initial Stock Loan Rate; and (ii) paragraph 12.9(b)(v) of the Equity Definitions shall be amended by substituting “Trade Date Stock Loan Rate” for “Initial Stock Loan Rate” in subparagraphs (X) and (Y).

Trade Date Stock Loan Rate means 0.40%.

For the purposes of Loss of Stock Borrow and Increased Cost of Stock Borrow, the Stock Loan Rate at any time shall be the amount equal to the relevant overnight USD-LIBOR-BBA rate, less the interest rate received by the Hedging Party, or plus the interest rate paid by the Hedging Party, as the case may be, in respect of cash collateral that the Hedging Party is required to post in connection with any stock loan arrangement with a stock lender for this Transaction (“Stock Loan”), plus the borrow fee, if any, under the Stock Loan.

Increased Cost of Hedging:	Applicable
The Hedging Party in respect of this Transaction shall be MLPFS.
Additional Termination Event:

On any Business Day, MLPFS may elect to terminate this Transaction in the event it is no longer able to borrow (or maintain a borrowing of) Shares equal to the Number of Shares or any portion of the Number of Shares (a “Loss of Borrow Event”); provided that MLPFS has given Counterparty at least three (3) Business Days notice thereof (the “Notice Period”); provided further that if during the Notice Period, Counterparty, either directly or indirectly, provides for a loan of such Shares upon terms consistent with then-applicable law, then MLPFS will use reasonable efforts to enter into a stock loan or similar agreement and if such an agreement is executed and for so long as such Shares, so borrowed, MLPFS shall have no right to terminate this Transaction on account of such Loss of Borrow Event.

Calculation Agent:	MLPFS
Determining Party:	MLPFS
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
Eligible Contract Participant:	Each party represents to the other party that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act (as amended).
Governing Law:	The laws of the State of New York (without reference to choice of law doctrine).

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Collateral:
Independent Amount:

Independent Amount with respect to Counterparty and this Transaction under the Credit Support Annex which forms part of the Agreement (the “CSA”) means Shares in an amount equal to the Number of Shares (the “Pledged Shares”).

Eligible Collateral:	The Pledged Shares will constitute Eligible Collateral with respect to this Transaction with a Valuation Percentage of 100%.
Exposure:	This Transaction will be disregarded for purposes of determining the Secured Party’s Exposure under the CSA.
Representations of Counterparty:

In addition to the acknowledgments and agreements contained in Article 13 of the Equity Definitions, Counterparty represents that it (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an “accredited investor” under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares below the Forward Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Forward Cap Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLPFS on the Settlement Date (unless Counterparty elects Cash Settlement in the manner specified herein).

Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

Counterparty has furnished MLPFS with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by facsimile transmission to telecopier no. (917) 778-0835.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:/s/ Rhonda Lucarelli
Rhonda Lucarelli
Title: Authorized Signatory

Accepted and confirmed as of the date first above written.

KENNETH L. & CINDY A. AGEE

By:/s/ Kenneth L. Agee
Name:
Title:

By:/s/ Cindy A. Agee
Name:
Title:

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